Exhibit 99.1

INDEX TO COMMUNICATIONS SERVICES GROUP OF VERISIGN, INC.

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
VeriSign, Inc.:

We have audited the accompanying combined balance sheets of Communications Services Business (the Business), product lines of VeriSign, Inc. (the Company) as of December 31, 2008 and 2007, and the related combined statements of operations, changes in net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2008. These combined financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Business as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the combined financial statements, the accompanying combined financial statements were derived from the consolidated financial statements of the Company and include allocation estimates of certain shared costs.

As discussed in note 2 to the combined financial statements, effective January 1, 2007, the Business adopted the provision of Financials Accounting Standards Board Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.

/s/ KPMG LLP

Mountain View, California

May 8, 2009

COMMUNICATIONS SERVICES BUSINESS

PRODUCT LINES OF VERISIGN, INC.

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $821 in 2008 and $572 in 2007	$22,531	$31,205
Prepaid expenses and other current assets	10,340	10,495
Deferred tax assets	3,129	1,188
Total current assets	36,000	42,888

Long-term assets:
Property and equipment, net	43,952	46,384
Goodwill	89,746	286,066
Long-term deferred tax assets	1,217	—
Other assets	65	80
Total long-term assets	134,980	332,530
Total assets	$170,980	$375,418

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$27,128	$24,799
Accrued restructuring costs	3,406	200
Deferred revenues	1,886	3,051
Total current liabilities	32,420	28,050

Long-term liabilities:
Long-term deferred revenues	1,264	733
Long-term accrued liabilities	1,204	1,787
Long-term accrued restructuring costs	128	162
Long-term deferred tax liabilities	—	87
Total long-term liabilities	2,596	2,769
Total liabilities	35,016	30,819
Commitments and contingencies (Note 8)

Net parent investment	135,964	344,599
Total net parent investment	135,964	344,599
Total liabilities and net parent investment	$170,980	$375,418

See accompanying notes.

COMMUNICATIONS SERVICES BUSINESS

PRODUCT LINES OF VERISIGN, INC.

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2008	2007	2006

Revenues	$228,884	$235,704	$254,759

Costs and expenses:
Cost of revenues	133,338	130,758	127,963
Sales and marketing	11,355	15,691	17,621
Research and development	10,756	12,223	7,716
General and administrative	28,950	28,866	24,123
Impairment of goodwill	196,320	—	—
Restructuring and other charges (Note 3)	5,375	2,071	—
Amortization of other intangible assets	—	33,902	36,984
Total costs and expenses	386,094	223,511	214,407
Operating (loss) income	(157,210)	12,193	40,352
Other income	805	—	—
(Loss) income before income taxes	(156,405)	12,193	40,352
Income tax expense	16,771	5,828	14,265
Net (loss) income	$(173,176)	$6,365	$26,087

See accompanying notes.

COMMUNICATIONS SERVICES BUSINESS

PRODUCT LINES OF VERISIGN, INC.

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(In thousands)

Total Net Parent
Investment
Balance at December 31, 2005	$400,151
Net income	26,087
Net contributions to parent:
Stock-based compensation	3,174
Income tax associated with stock options	340
Net cash contributions to parent	(54,412)
Balance at December 31, 2006	375,340
Net income	6,365
Net contributions to parent:
Stock-based compensation	4,500
Income tax associated with stock options	2,497
Net cash contributions to parent	(44,103)
Balance at December 31, 2007	344,599
Net loss	(173,176)
Net contributions to parent:
Stock-based compensation	5,773
Income tax associated with stock options	1,174
Net cash contributions to parent	(42,406)
Balance at December 31, 2008	$135,964

See accompanying notes.

COMMUNICATIONS SERVICES BUSINESS

PRODUCT LINES OF VERISIGN, INC.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(173,176)	$6,365	$26,087
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property and equipment	20,488	21,446	22,798
Amortization of other intangible assets	—	33,902	36,984
Gain on sale of property and equipment	(805)	—	—
Provision for doubtful accounts receivable	1,299	(657)	(1,177)
Stock-based compensation	5,514	4,433	3,169
Impairment of goodwill	196,320	—	—
Abandonment of obsolete property and equipment	—	255	—
Changes in operating assets and liabilities:
Accounts receivable	7,375	5,533	844
Prepaid expenses and other assets	(2,988)	1,876	14,642
Accounts payable and accrued liabilities	(6,209)	(15,020)	(26,661)
Accrued restructuring costs	3,172	362	—
Deferred revenues	(634)	(695)	143
Net cash provided by operating activities	50,356	57,800	76,829

Cash flows from investing activities:
Purchases of property and equipment	(10,410)	(16,194)	(22,757)
Proceeds from sale of property and equipment	1,286	—	—
Net cash used in investing activities	(9,124)	(16,194)	(22,757)

Cash flows from financing activities:
Excess tax benefit associated with stock options	1,200	2,620	458
Net contributions to parent	(42,432)	(44,226)	(54,530)
Net cash used in financing activities	(41,232)	(41,606)	(54,072)

Change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and cash equivalents at end of year	$—	$—	$—

See accompanying notes.

COMMUNICATIONS SERVICES BUSINESS

PRODUCT LINES OF VERISIGN, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007 AND 2006

Note 1.    Description of Business

Overview

Communications Services (“Communications” or the “Business”) are business product lines of VeriSign, Inc. (“VeriSign” or “the Company”) that operate in various legal entities, wholly-owned by VeriSign. Communications provides communications services, such as connectivity and interoperability services, intelligent database services and clearing and settlement services as more fully described under Revenue Recognition in Note 2.

Note 2.    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined financial statements have been derived in accordance with accounting principles generally accepted in the United States of America from the consolidated financial statements of VeriSign using the historical results of operations and historical bases of the assets and liabilities of VeriSign business product lines that comprise Communications. The historical results of operations, financial position, and cash flows of Communications may not be indicative of what they would have been had the Business been a separate stand-alone entity, nor are they indicative of what Communications’ results of operations, financial position and cash flows may be in the future.

Costs related directly to Communications have been entirely attributed to the Business in the accompanying combined financial statements.  Communications also receives services and support functions from VeriSign. Communications’ operations are dependent upon VeriSign’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to Communications using methodologies primarily based on proportionate revenues or proportionate headcount of Communications. These allocated expenses include information technology, legal services, accounting and finance services, human resources, marketing and product support, product development, customer support, treasury, facility and other corporate and infrastructural services.  Expense allocations have been determined on bases considered to be a reasonable reflection of the utilization of services provided to Communications.

Expense allocations are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Cost of revenues	$6,475	$6,822	$12,647
Sales and marketing	4,219	6,798	10,736
Research and development	2,303	3,015	6,249
General and administrative	11,987	21,121	19,110
Total allocated costs and expenses	$24,984	$37,756	$48,742

VeriSign uses a centralized approach to cash management and the financing of its operations.  As a result, debt and related interest expense, cash, cash equivalents, investments and related interest and investment income are recorded at VeriSign and are not included in the accompanying combined financial statements.  Cash necessary to capitalize and fund the Company’s operations has been provided by VeriSign in the form of capital contributions from parent, offset by cash flows generated by Communications during the periods presented.

All significant transactions and balances between operations within Communications have been eliminated in combination.  All significant transactions between Communications and other VeriSign businesses are included in these combined financial statements in Note 5.  All intercompany transactions are considered to be effectively settled for cash in the combined statements of cash flows at the time the transactions are recorded.

The Business principally operates in the United States. Foreign currency transactions are not material.

Use of Estimates

The preparation of the combined financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and judgments that affect the reported amounts.  On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, long-lived assets, valuation of goodwill and other intangible assets, restructuring, stock-based compensation, and deferred taxes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Trade Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and generally do not include finance charges. Communications maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Business regularly reviews the adequacy of its accounts receivable allowance after considering the significance of the accounts receivable balance, each customer’s expected ability to pay and its collection history with each customer. The Business reviews significant invoices that are past due to determine if an allowance is appropriate based on the risk category using the factors described above. For those invoices not specifically reviewed, the Business maintains general reserve provisions based upon the age of the receivables. In determining these reserves, the Business analyzes its historical collection experience and current economic trends. If the historical data the Business uses to calculate the allowance for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.

Property and Equipment, Net

Property and equipment, net, are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, forty years for buildings and three to five years for computer equipment, purchased software, office equipment, and furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or lease terms.

Goodwill and Other Long-lived Assets

Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and other intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually during the second quarter. Such goodwill and other intangible assets may also be tested for impairment between annual tests in the presence of impairment indicators such as, but not limited to: (a) a significant adverse change in legal factors or in the business climate; (b) an adverse action or assessment by a regulator; (c) unanticipated competition; (d) loss of key personnel; (e) a more-likely-than-not expectation of sale or disposal of a reporting unit or a significant portion thereof; (f) testing for recoverability of a significant asset group within a reporting unit; or (g) recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

VeriSign performs its goodwill impairment analysis at its reporting unit level, which is one level below its operating segment level. The fair value of VeriSign’s reporting units is determined using either the income or the market valuation approach or a combination thereof. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows that the reporting unit is expected to generate over its remaining life. Under the market approach, the value of the reporting unit is based on an analysis that compares the value of the reporting unit to values of publicly traded companies in similar lines of business. In the application of the income and market valuation approaches, VeriSign is required to make estimates of future operating trends and judgments on discount rates and other variables. Actual future results related to assumed variables could differ from these estimates. There were no impairment charges for goodwill from the annual impairment tests conducted during the second quarter of 2008, 2007 and 2006.

During the fourth quarter of 2008, VeriSign performed an interim impairment test of Communications due to the existence of impairment indicators arising from the adverse changes in the macroeconomic environment, and recorded a goodwill impairment charge of $196.3 million related to Communications.  There were no goodwill impairment charges for the years ended December 31, 2007 and 2006.  See Note 4, “Balance Sheet Items,” for further information.

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset, or asset group, to estimated undiscounted future cash flows expected to be generated by the asset, or asset group, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds its fair value.  There were no impairment charges for long-lived assets for the years ended December 31, 2008, 2007 and 2006.

Communications amortizes intangible assets with estimable useful lives on a straight-line basis over their useful lives.

Restructuring Charges

Communications records restructuring charges related to workforce reduction pursuant to a severance plan, which uses a standard formula of paying benefits based upon tenure with the Business. The accounting for such restructuring charges is dependent upon the following criteria: (i) the Business’s obligation relating to employees’ rights to receive compensation for future absences is attributable to employees’ services already rendered; (ii) the obligation relates to rights that vest or accumulate; (iii) payment of the compensation is probable; and (iv) the amount can be reasonably estimated.

Communications records restructuring charges related to excess facilities and other one-time severance costs at fair value only when the liability is incurred. Severance costs associated with the Business’s standard restructuring plans are recorded once the costs are determined to be both probable and estimable. Excess facilities restructuring charges take into account the fair value of lease obligations of the abandoned space, including the potential for sublease income. Estimating the amount of sublease income requires management to make estimates for the space that will be rented, the rate per square foot that might be received and the vacancy period of each property.

Revenue Recognition

Communications’ revenue recognition policies are in accordance with the U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Where applicable, Communications applies the guidance in EITF Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” to determine whether the revenues should be recorded on a gross or a net basis.

Communications’ product lines and related revenues are comprised of connectivity and interoperability services, intelligent database services, and clearing and settlement services.

Connectivity and Interoperability Services

Through Communications’ network connectivity and interoperability services, the Business provides Signaling System 7 (“SS7”) Connectivity and Signaling, and Voice and Data Roaming services.

SS7 Connectivity and Signaling.    Network connectivity revenues are derived from establishing and maintaining connection to the Business’s SS7 network and trunk signaling services. Revenues from network connectivity consist primarily of monthly recurring fees, along with trunk signaling service fees, which are charged and recognized monthly based on the number of switches to which a customer signals.

Voice and Data Roaming.    Voice and Data roaming revenues are derived from enabling service providers to offer wireless data roaming to their subscribers. Revenues from wireless account management services and unregistered wireless roaming services are based on the revenues retained by the Business and recognized in the period in which such calls are processed on a per-minute or per-call basis.

Intelligent Database Services

Intelligent Database Services revenues include Number Information Registry, Network Routing Directory,  IP-PBX Connect, Number Portability, Caller Name Identification, Toll-free Database Services and TeleBlock Do Not Call, which are charged and recognized on a per-use or per-query basis when the services are provided.

Clearing and Settlement Services

Wireless Clearinghouse Services.    Clearinghouse services revenues are derived primarily from serving as a distribution and collection point for billing information and payment collection for services provided by one carrier to customers billed by another. Revenues from clearinghouse services are recognized monthly based on the number of messages processed and per use fees for advanced reporting services.

Advertising Expense

Advertising costs are expensed as incurred and are included in sales and marketing expense in the accompanying combined statements of operations. Advertising expense was $23.8 thousand in 2008, $111.9 thousand in 2007 and $125.7 thousand in 2006.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments. Other comprehensive income is presented in the combined statement of changes in net parent investment. For the years ended December 31, 2008, 2007 and 2006, comprehensive income approximated net income.

Income Taxes

Communications does not file separate tax returns but rather is included in the income tax returns filed by VeriSign and its subsidiaries in various domestic and foreign jurisdictions. For purposes of these combined financial statements, the tax provision of the Business was determined from Communications’ financial information carved-out of the consolidated financial statements of VeriSign, including allocations and eliminations deemed necessary by management as though Communications was filing its own tax return. Further assumptions made in the determination of taxable income are stated in Note 7.

Communications recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect at year-end for the year the differences are expected to reverse.  In assessing the realizability of deferred tax assets, the management considers whether it is more likely than not that some portion or all of deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. The Business’s policy is to account for the utilization of tax attributes under a with-and-without approach. In addition, the Business has elected to account for the indirect benefits of stock-based compensation on the research tax credit through the combined statements of operations.

Effective January 1, 2007, Communications adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” FIN 48 is an interpretation of SFAS No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and provides for the recognition and measurement of uncertain tax positions. Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold.

Communications adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from its current estimate of the tax liabilities.  The cumulative effect of adopting FIN 48 was a $64.0 thousand increase in the Communications’ unrecognized tax benefits.  Upon adoption, the liability for income taxes associated with uncertain tax positions at January 1, 2007, was $226.0 thousand.

Stock-Based Compensation

Employees of Communications participate in various VeriSign stock compensation plans.  VeriSign currently uses the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan awards. The determination of the fair value of stock-based payment awards using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. In addition, the Company uses the Monte-Carlo simulation option- pricing model to determine the fair value of market-based awards. The Monte-Carlo simulation option-pricing model takes into account the same input assumptions as the Black-Scholes model; however, it also further incorporates into the fair-value determination, the possibility that the market condition may not be satisfied.  Compensation costs related to awards with a market-based condition are recognized regardless of whether the market condition is satisfied, provided that the requisite service has been provided. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period for each such award.

Communications accounts for the indirect benefits of stock-based compensation on the research tax credit through the combined statements of operations.  Communications does include deferred tax assets and the associated valuation allowance related to the net operating loss and tax credit carryforwards for the accumulated stock award windfalls for income tax footnote disclosure purposes. Communications tracks these stock award attributes separately and recognizes these attributes through net parent investment.

Concentration of Credit Risk

Financial instruments that potentially subject Communications to a significant concentration of credit risk consist principally of accounts receivable. No customers accounted for 10% or more of Communications’ combined accounts receivable in 2008 and 2007. The Business also performs ongoing credit evaluations of its customers and generally requires no collateral. The Business maintains an allowance for potential credit losses on its accounts receivable. The following table summarizes the changes in the allowance for doubtful accounts:

	Year Ended December 31,
	2008	2007
	(In thousands)
Allowance for doubtful accounts:
Balance, beginning of year	$572	$1,492
Add/Less: Provision (recovery) for doubtful accounts	1,299	(657)
Less: Write-offs, net of other recoveries	(1,050)	(263)
Balance, end of year	$821	$572

One customer accounted for 22% of Communications’ combined revenues in 2008.  Two customers accounted for 14% and 13%, respectively, of Communications’ combined revenues in 2007.  Two customers accounted for 11% and 12%, respectively, of Communications’ combined revenues in 2006.

Segment Reporting

Communications reports its segment information in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information.”  SFAS 131 requires the management approach in identifying reportable segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the business’s reportable segments. Based on its operating structure and management reporting, Communications has concluded it has one reporting segment.

Recently Issued Accounting Pronouncements

In February 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. SFAS 157-2 (“FSP SFAS 157-2”), “Effective Date of FASB Statement No. 157,” which defers the effective date for adoption of fair value measurements for nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. FSP SFAS 157-2 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively.

In December 2007, the FASB issued SFAS No. 141(R) (“SFAS 141R”), “Business Combinations,” which will significantly change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. Some of the changes, such as the accounting for contingent consideration, will introduce more volatility into earnings, and may impact a company’s acquisition strategy. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively.

Note 3. Restructuring and Other Charges

VeriSign has undertaken a number of restructuring actions in recent years, which impact Communications.  In 2008, VeriSign initiated a restructuring plan, as part of the Company’s divestiture strategy.  In January 2007, VeriSign initiated a restructuring plan to execute a company-wide reorganization replacing the previous business unit structure with a new combined worldwide sales and services team, and an integrated development and products organization. The restructuring plans included workforce reductions, abandonment of excess facilities, and other exit costs. Through December 31, 2008, Communications recorded $5.1 million and $2.1 million in restructuring charges under the 2008 and 2007 restructuring plans, respectively.

Workforce reduction: The 2008 and 2007 restructuring plans resulted in a workforce reduction of 26 and 18 employees, respectively.

Excess facilities: Excess facilities restructuring charges take into account the fair value of lease obligations of the abandoned space, including the potential for sublease income. Communications recorded additional charges for excess facilities located in the United States that were either abandoned or downsized relating to lease terminations and non-cancelable lease costs.

Other exit costs: Communications recorded other exit costs primarily relating to the realignment of its organization, including consulting fees related to the strategic and organizational structure.

Combined restructuring charges, associated with the 2008 and 2007 restructuring plans and other charges are as follows:

	As of December 31,
	2008	2007
	(In thousands)
Workforce reduction	$5,098	$1,185
Excess facilities	277	544
Other exit costs	—	87
Total restructuring charges	5,375	1,816
Other charges	—	255
Total restructuring, and other charges	$5,375	$2,071

Other charges:  In 2007, Communications recorded other charges of $255.0 thousand for the abandonment of obsolete property and equipment.  There were no other charges in 2008.

For the twelve months ended December 31, 2008 and 2007, $1.4 million and $76.0 thousand, respectively, of the workforce reduction charges related to stock-based compensation for certain severed employees.

As of December 31, 2008, the accrued restructuring costs associated with the 2008 and 2007 restructuring plans are $3.5 million and consist of the following:

	Accrued				Accrued
	Restructuring				Restructuring
	Costs				Costs
	at December 31,	Restructuring		Non-Cash	at December 31,
	2007	Charges	Cash Payments	Payments	2008
	(In thousands)
Workforce reduction	$—	$5,098	$(608)	$(1,358)	$3,132
Excess facilities	362	277	(237)	—	402
Total accrued restructuring costs	$362	$5,375	$(845)	$(1,358)	$3,534
Included in current portion of accrued restructuring costs					$3,406
Included in long-term accrued restructuring costs					$128

As of December 31, 2008, cash payments totaling $554.7 thousand related to the abandonment of excess facilities under the 2007 restructuring plan will be paid over the respective remaining lease terms, the longest of which extends through 2010.

The present value of future cash payments related to lease terminations due to the abandonment of excess facilities is expected to be as follows:

		Anticipated
	Contractual	Sublease
	Lease Payments	Income	Net
	(In thousands)
2009	$287	$(12)	$275
2010	260	(133)	127
	$547	$(145)	$402

Note 4.    Balance Sheet Items

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2008	2007
	(In thousands)
Prepaid expenses	1,298	868
Other current assets	9,042	9,627
Total prepaid expenses and other current assets	$10,340	$10,495

Other current assets primarily consist of pass-through receivables, which are amounts Communications collects from its customers that are due to third-party vendors as part of a revenue sharing agreement.

Property and Equipment, Net

The following table presents detail of property and equipment, net:

	As of December 31,
	2008	2007
	(In thousands)
Land	$431	$912
Buildings	6,585	4,813
Computer equipment and purchased software	121,094	216,531
Office equipment, furniture and fixtures	18,751	13,295
Leasehold improvements	1,670	2,023
Total costs	148,531	237,574
Less: Accumulated depreciation	(104,579)	(191,190)
Total property and equipment, net	$43,952	$46,384

Fully depreciated property and equipment are not included in the table above.

Communications recorded depreciation expense of $20.5 million, $21.4 million and $22.8 million in 2008, 2007 and 2006, respectively.

Goodwill and Other Intangible Assets

The carrying amount of goodwill was $89.7 million and $286.1 million at December 31, 2008 and 2007, respectively.

During the fourth quarter of 2008, based on a combination of factors, primarily a more-likely-than-not expectation that Communications would be sold or otherwise disposed off in accordance with VeriSign’s decision to divest its non-core businesses, the Company concluded that there were sufficient indicators to assess whether any portion of the recorded goodwill balance for Communications was impaired. The Company performed an impairment review of Communications. The estimated fair value of Communications was computed using the combination of the income approach and the market valuation approach. The Company tested goodwill for Communications for impairment by comparing the fair value of Communications to its carrying value. Communications had a fair value less than its carrying value and the Company concluded that goodwill in Communications was impaired and that further analysis was required to determine the amount by which the carrying value of the goodwill of Communications exceeded its implied fair value. A Step 2 analysis required the Company to allocate the fair value of Communications to all of the assets and liabilities of Communications (including any unrecognized intangible assets) based on their respective fair values. Prior to this allocation, the Company assessed the long-lived assets, other than goodwill, of Communications for impairment and determined that no impairment is required.  Based on this allocation, the excess of the fair value of Communication over the amounts assigned to its assets and liabilities resulted in a goodwill impairment charge of $196.3 million relating to Communications.

There were no goodwill impairment charges for the years ended December 31, 2007 and 2006.  There were no impairment charges for other intangible assets for the years ended December 31, 2008, 2007 and 2006.

Communications’ other intangible assets were fully amortized as of December 31, 2007.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	As of December 31,
	2008	2007
	(In thousands)
Accounts payable	$8,312	$4,463
Employee compensation	7,484	8,483
Customer deposits	9,800	8,817
Taxes payable and other tax liabilities	295	1,509
Other accrued liabilities	1,237	1,527
Total accounts payable and accrued liabilitites	$27,128	$24,799

Long-term accrued liabilities

Long-term accrued liabilities consist of business and occupational taxes payable.

Note 5. Related Party Transactions with VeriSign

Communications shares and operates under numerous agreements executed by VeriSign with third parties, including but not limited to purchasing, supply, and distribution agreements; use of facilities owned, leased, and managed by VeriSign; and software, technology and other intellectual property agreements.

In 2007, Communications entered into cost-plus type agreements with VeriSign entities to provide research and development services.  Communications derived revenues from research and development services provided to certain VeriSign entities of $443.8 thousand and $347.4 thousand in 2008 and 2007, respectively.  The costs related to the revenues were $403.5 thousand and $315.8 thousand in 2008 and 2007, respectively.

Note 6.    Stock-Based Compensation

Stock Option Plans

Communications’ employees participate in VeriSign’s stock compensation plans.  The majority of Communications’ stock-based compensation expense relates to restricted stock units (“RSUs”) and stock options. Historically, stock options have been granted to broad groups of employees at most levels on a discretionary basis. In the second quarter of 2006, the Compensation Committee, in consultation with other members of VeriSign’s Board of Directors, resolved to grant RSUs instead of stock options to employees below the director level. Employees at or above the director level continue to be eligible to receive stock options as well as RSUs.

On May 26, 2006, the stockholders of VeriSign approved the 2006 Equity Incentive Plan (“2006 Plan”). The 2006 Plan replaced the 1998 Equity Incentive Plan and the 2001 Stock Incentive Plan. The 2006 Plan authorized the award of incentive stock options to employees and non-qualified stock options, restricted stock awards, restricted stock units, stock bonus awards, stock appreciation rights and performance shares to eligible employees, officers, directors, consultants, independent contractors and advisors. Options may be granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant. The 2006 Plan is administered by the Compensation Committee, which may delegate to a committee of one or more members of VeriSign’s Board of Directors or VeriSign’s officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers or non-employee directors. All options have a term of not greater than 10 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. A restricted stock unit is an award covering a number of shares of VeriSign common stock that may be settled in cash or by issuance of those shares, which may consist of restricted stock. Restricted stock units will generally vest in four installments with 25% of the shares vesting on each anniversary of the date of grant over 4 years.

The 2001 Stock Incentive Plan (“2001 Plan”) was terminated upon approval of the 2006 Plan. Options to purchase common stock granted under the 2001 Plan remain outstanding and subject to the vesting and exercise terms of the original grant. The 2001 Plan authorized the award of non-qualified stock options and restricted stock awards to eligible employees, officers who are not subject to Section 16 reporting requirements, contractors and consultants.  Options were granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant. All options were granted at the discretion of the Board of Directors and have a term not greater than 10 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. No further options can be granted under the 2001 Plan.

The 1998 Equity Incentive Plan (“1998 Plan”) was terminated upon approval of the 2006 Plan. Options to purchase common stock granted under the 1998 Plan remain outstanding and subject to the vesting and exercise terms of the original grant. The 1998 Plan authorized the award of options, restricted stock awards, restricted stock units and stock bonuses. Options were granted at an exercise price not less than 100% of the fair market value of VeriSign’s common stock on the date of grant for incentive stock options and 85% of the fair market value for non-qualified stock options. All options were granted at the discretion of the Board of Directors and have a term not greater than 10 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters. Restricted stock awards and restricted stock units entitle the recipient to receive, at VeriSign’s discretion, shares or cash upon vesting. No further options can be granted under the 1998 Plan.

2007 Employee Stock Purchase Plan

Communications’ employees participate in the VeriSign 2007 Employee Stock Purchase Plan (“2007 Purchase Plan”).  On August 30, 2007, VeriSign’s stockholders approved the 2007 Purchase Plan, which replaced the 1998 Purchase Plan.  Eligible employees may purchase common stock through payroll deductions by electing to have between 2% and 25% of their compensation withheld. Each participant is granted an option to purchase common stock on the first day of each 24-month offering period and this option is automatically exercised on the last day of each six-month purchase period during the offering period. The purchase price for the common stock under the 2007 Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period. Offering periods begin on February 1 and August 1 of each year.

1998 Employee Stock Purchase Plan

Communications’ employees participate in the VeriSign 1998 Employee Stock Purchase Plan (“1998 Purchase Plan”).  Eligible employees may purchase common stock through payroll deductions by electing to have between 2% and 25% of their compensation withheld.  Each participant is granted an option to purchase common stock on the first day of each 24-month offering period and this option is automatically exercised on the last day of each six-month purchase period during the offering period. The purchase price for the common stock under the 1998 Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period. Offering periods begin on February 1 and August 1 of each year. On January 1 of each year, the number of shares available for grant under the 1998 Purchase Plan will automatically be increased by an amount equal to 1% of the outstanding common shares on the immediately preceding December 31. On December 18, 2007, the 1998 Purchase Plan expired and no additional shares will be available for future offering under this Purchase Plan.

Stock-based Compensation

Stock-based compensation is classified in the combined statements of operations in the same expense line items as cash compensation. The following table sets forth total stock-based compensation expense recognized for Communications’ direct employees:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Stock-based compensation:
Cost of revenue	$1,946	$1,881	$2,088
Sales and marketing	646	1,007	605
Research and development	833	1,038	27
General and administrative	731	431	449
Restructuring and other charges	1,358	76	—
Total stock-based compensation	5,514	4,433	3,169
Tax benefit associated with stock-based compensation expense	(1,299)	(812)	(789)
Net effect of stock-based compensation expense on net (loss) income	$4,215	$3,621	$2,380

Communications recognized stock-based compensation expense related to indirect employees of $3.0 million, $6.6 million and $3.5 million in 2008, 2007 and 2006, respectively.  Communications recognized tax benefit associated with stock-based compensation expense related to indirect employees of $1.1 million, $2.4 million and $1.3 million in 2008, 2007 and 2006, respectively.

The following table presents the nature of stock-based compensation for Communications’ direct employees:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Stock-based compensation:
Stock options	$1,138	$1,418	$2,098
Employee stock purchase plans	1,969	2,129	627
Restricted stock units	1,308	861	449
Stock options/awards acceleration	1,358	76	—
Other charges	—	16	—
Capitalization (1)	(259)	(67)	(5)
Total stock-based compensation	5,514	4,433	3,169
Tax benefit associated with stock-based compensation expense	(1,299)	(812)	(789)
Net effect of stock-based compensation expense on net income	$4,215	$3,621	$2,380

(1) The capitalized amount is included in Property and equipment, net.

As of December 31, 2008, total unrecognized compensation cost related to unvested stock options and restricted stock awards was $1.4 million and $3.8 million, respectively, and is expected to be recognized over a weighted-average period of 2.27 years and 2.31 years for unvested stock options and restricted stock awards, respectively.  Stock-based compensation capitalized for internally developed software was $259.1 thousand in 2008.

VeriSign currently uses the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan awards. The determination of the fair value of stock-based payment awards using an option-pricing model is affected by VeriSign’s stock price as well as assumptions regarding a number of complex and subjective variables.

The following table sets forth the weighted-average assumptions used by VeriSign to estimate the fair value of the stock options and employee stock purchase plan awards applicable to Communications’ employees:

	Year Ended December 31,
	2008	2007	2006
Stock options:
Volatility	36%	37%	39%
Risk-free interest rate	2.74%	4.37%	4.82%
Expected term	3.3 years	3.3 years	3.4 years
Dividend yield	zero	zero	zero
Employee Stock Purchase Plan awards:
Volatility	36%	28%	33%
Risk-free interest rate	2.32%	4.94%	5.09%
Expected term	1.25 years	1.25 years	1.25 years
Dividend yield	zero	zero	zero

Communications used VeriSign’s expected volatility based on the combination of historical volatility of VeriSign’s common stock over the period commensurate with the expected life of the options and the mean historical implied volatility from traded options. The risk-free interest rates are derived from the average U.S. Treasury constant maturity rates during the period, which approximate the rate in effect at the time of grant for the respective expected term. The expected terms are based on the observed and expected time to post-vesting exercise and/or cancellation of options. VeriSign does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero.  VeriSign estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. VeriSign uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

General Option Information

The following table summarizes Communications’ stock option activity for the periods presented for Communications’ direct employees:

	Year Ended December 31,
	2008		2007		2006
		Weighted-		Weighted-
		Average		Average		Weighted-
		Exercise		Exercise		Average
	Shares	Price	Shares	Price	Shares	Exercise Price
Outstanding at beginning of period	746,027	$24.34	1,496,321	$21.56	1,554,625	$21.34
Granted	19,197	32.28	95,041	30.06	210,188	20.01
Exercised	(213,213)	22.02	(677,708)	20.82	(132,517)	13.40
Forfeited	—	—	(36,098)	23.63	(435)	14.98
Expired	—	—	—	—	—	—
Transfer in *	70,783	27.50	226,450	22.99	14,009	21.97
Transfer out *	(89,076)	24.34	(357,979)	21.64	(149,549)	20.19
Outstanding at end of period	533,718	25.97	746,027	24.34	1,496,321	21.56
Exercisable at end of period	356,404	25.54	361,423	23.74	1,051,304	22.82

Weighted-average fair value of options granted during the period		$8.85		$9.23		$6.13

Total intrinsic value of options exercised during the period (in thousands)		$3,179		$8,875		$1,372

*Represents transfers of employees between Communications and other VeriSign businesses.

The following table summarizes information about Communications’ stock options outstanding as of December 31, 2008:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted-
		Average
		Remaining
		Contractual	Weighted-		Weighted-
	Shares	Life	Average	Shares	Average
Range of Exercise Prices	Outstanding	(in years)	Exercise Price	Exercisable	Exercise Price
$ 0.09-$9.99	1,097	1.57	$7.66	1,073	$7.67
$ 10.00-$13.78	21,109	1.74	12.88	21,109	12.88
$ 13.79	20,479	0.45	13.79	20,479	13.79
$ 13.80-$19.99	99,283	3.48	18.71	67,175	19.08
$ 20.00-$24.99	58,503	3.82	22.59	29,848	22.53
$ 25.00-$29.99	247,095	4.34	28.13	167,606	27.50
$ 30.00-$39.99	49,975	5.75	32.03	12,937	31.44
$ 40.00-$59.99	36,177	2.01	43.37	36,177	43.37
	533,718	3.84	$25.97	356,404	$25.54

Intrinsic value is calculated as the difference between the market value as of December 31, 2008, and the exercise price of the shares. The closing price of VeriSign’s stock was $19.08 on December 31, 2008, as reported by the NASDAQ Global Select Market. For Communications, the aggregate intrinsic value of stock options outstanding and stock options exercisable with an exercise price below $19.08 was $323.0 thousand and $286.1 thousand as of December 31, 2008 and 2007, respectively.  For communications, the weighted-average remaining contractual life for stock options outstanding and exercisable was 3.84 years and 3.00 years as of December 31, 2008 and 2007, respectively.

Employee Stock Purchase Plans

The Company allows its employees to purchase as many shares as the employees’ withholdings and applicable laws permit. If the market price of the stock at the end of any six-month purchase period is lower than the stock price at the original grant date of the option (the first day of the applicable 24-month offering period), the plan is immediately cancelled after that purchase date and a new two-year plan is established using the then-current stock price as the base purchase price. The Company accounts for increases in employee payroll withholdings and the plan rollover as modifications. In 2008, Communications recorded $2.0 million of stock-based compensation under the 1998 and 2007 Employee Stock Purchase Plans.

Due to independent review of VeriSign’s historical stock option granting practices and restatement of its consolidated financial statements, VeriSign was precluded from selling shares and suspended its employee payroll withholdings for the purchase of its common stock under the 1998 Purchase Plan for six months in 2007. VeriSign terminated the six-month purchase period ended January 31, 2007, and no shares were issued. In February 2007, VeriSign refunded the 1998 Purchase Plan contributions.  Accordingly, $738.7 thousand was refunded to Communications’ employees. In July 2007, VeriSign resumed its employee payroll withholdings for the purchase of its common stock under the 1998 Purchase Plan and allowed its employees affected by the earlier suspension to make catch-up payments to their accounts for the lost payroll contributions attributable to the period when VeriSign was not current in its reporting obligations under the Securities Exchange Act of 1934. VeriSign also allowed employees to increase their contribution withholding percentages from 15% up to a maximum of 25% of their compensation, subject to applicable U.S. Internal Revenue Service (“IRS”) limits, effective August 1, 2007. VeriSign accounted for the increases in employee payroll withholdings as modifications.  In 2007, Communications recorded $2.1 million of stock-based compensation expense for the 1998 Purchase Plan.

Restricted Stock Units

The following table summarizes Communications’ unvested restricted stock award activity for direct employees for the periods presented:

	Year Ended December 31,
	2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant-Date		Grant-Date		Grant-Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value
Unvested at beginning of period	221,009	$26.06	93,841	$18.41	—	$—
Granted	12,889	28.95	151,999	29.50	93,841	18.41
Released	(54,715)	25.35	(23,075)	18.49	—	—
Forfeited	(296)	33.09	(1,570)	17.94	—	—
Transfer in*	31,657	28.55	19,842	19.07	—	—
Transfer out*	(34,558)	26.32	(20,028)	18.73	—	—
	175,986	$26.88	221,009	$26.06	93,841	$18.41

*Represents transfers of employees between Communications and other VeriSign businesses.

As of December 31, 2008, the aggregate intrinsic value of unvested restricted stock units for Communications was $3.4 million.  In 2007, the Compensation Committee approved “market condition” restricted stock units, which are eligible to vest upon meeting certain stock-price appreciation and service conditions. As of December 31, 2008, a total of 19,923 “market condition” restricted stock units are unvested for Communications. The Business recognized $143.4 thousand of stock-based compensation expense for the market-condition awards in 2008.

Stock Options/Awards Acceleration

In 2008, VeriSign modified certain stock-based awards held by employees affected by divestitures and workforce reductions to accelerate the vesting of twenty-five percent (25%) of each such individual’s unvested “in-the-money” stock options and 25% of each such individual’s unvested restricted stock units outstanding on the termination dates of such individual’s employment. The Company remeasured the fair value of these modified awards and recorded the charges over the requisite future service periods, if any. The modification charges are included in Restructuring and other charges. As of December 31, 2008, 51 employees were affected by this modification for Communications and the Business recognized  $1.4 million of acceleration cost in Restructuring and other charges.

In 2007, VeriSign commenced a tender offer (the “Offer”) pursuant to which VeriSign offered to amend or replace outstanding “Eligible Options” (as defined in the Offer) held by current employees of VeriSign subject to taxation in the United States so that those options would not be subject to adverse tax consequences under Internal Revenue Code Section 409A (“Section 409A”). Each eligible participant had the right to elect to amend his or her Eligible Options to increase the exercise price per share of VeriSign’s common stock, par value $0.001 per share, purchasable thereunder and become eligible to receive a special “Cash Bonus” (as defined in the Offer) from VeriSign, all upon the terms and subject to the conditions set forth in the Offer. Alternatively, certain tendered Eligible Options were, in lieu of such amendment, canceled and replaced with new options under VeriSign’s 2006 Plan that would have exactly the same terms as the canceled options but would have a new grant date and avoid adverse tax consequences under Section 409A. Communications accrued $541.5 thousand liability related to the special “Cash Bonus” in 2007.

On December 29, 2005, VeriSign’s Board of Directors approved the acceleration of the vesting of unvested and “out-of-the-money” stock options that had an exercise price per share in excess of $24.99, all of which were previously granted under VeriSign’s stock option plans and that were outstanding on December 29, 2005. Options to purchase 314,055 shares of common stock or 39% of the total outstanding unvested options on December 29, 2005, were subject to the acceleration for 157 Communications employees. The options accelerated included certain options previously granted to executive officers and directors of VeriSign. The acceleration was accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions will prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time).  The purpose of the accelerated vesting was to enable VeriSign to reduce compensation expense associated with these options in future periods, beginning with the first quarter of 2006, in its consolidated financial statements, pursuant to SFAS 123R. The acceleration of the vesting of these options did not result in a charge to expenses in 2005. At the time of the acceleration, Communications estimated that the acceleration reduced stock-based compensation expense it otherwise would have been required to record by $866.2 thousand in 2006.

Note 7.    Income Taxes

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
(Loss) income before income taxes:
United States	$(156,389)	$12,375	$40,426
Foreign	(16)	(182)	(74)
Total (loss) income before income taxes	$(156,405)	$12,193	$40,352

The components of income tax expense are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Current:
Federal	$18,693	$17,447	$14,024
State	1,306	1,299	1,171
Foreign	18	9	(18)
	20,017	18,755	15,177
Deferred:
Federal	(3,110)	(12,358)	(231)
State	(136)	(569)	(681)
	(3,246)	(12,927)	(912)
Total income tax expense	$16,771	$5,828	$14,265

The difference between income tax expense and the amount resulting from applying the federal statutory of 35% to income before income taxes is attributable to the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Income tax (benefit) expense at federal statutory rate	$(54,742)	$4,267	$14,123
State taxes, net of federal benefit	713	275	80
Non-deductible stock-based compensation	345	832	420
Research and experimentation credit	—	(405)	(422)
Differences between U.S. statutory rate and foreign effective rate	709	792	8
IRS audit adjustments	988	—	—
Impairment of goodwill	68,712	—	—
Other	46	67	56
Total income tax expense	$16,771	$5,828	$14,265

The components of net deferred tax assets are as follows:

	Year Ended December 31,
	2008	2007
	(In thousands)
Deferred tax assets:
Accruals and reserves	$3,291	$1,475
Stock-based compensation	1,539	882
Other	475	881
	5,305	3,238
Deferred tax liabilities:
Non-deductible acquired intangibles assets	—	—
Depreciation and amortization	(959)	(2,138)
	(959)	(2,138)
Net deferred tax assets	$4,346	$1,100

Communications continues to assess the future realization of net deferred tax assets and believes that it is more-likely- than-not that the tax effects of deferred tax liabilities and projected future taxable income from operating activities will be sufficient to support future realization of net deferred tax assets.

Communications adopted the provisions of FASB Interpretation Number 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” on January 1, 2007.  The cumulative effect of adopting FIN 48 was a $64.0 thousand increase in the Communications’ unrecognized tax benefits.  Upon adoption, the liability for income taxes associated with uncertain tax positions at January 1, 2007, was $226.0 thousand.  A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
	2008	2007
	(In thousands)
Gross unrecognized tax benefits at beginning of the year	$359	$226
Increase in tax positions for prior years	988	—
Increases in tax positions for current year	—	133
Settlements	(281)	—
Gross unrecognized tax benefits at the end of the year	$1,066	$359

As of December 31, 2008, $1.1 million of unrecognized tax benefit would affect Communications’ tax provision and effective tax rate.

In accordance with its accounting policy, Communications will recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense.

On December 29, 2008, the Company received and agreed to a “Revenue Agent’s Report” reflecting the IRS’ conclusion of its audit of the years ended December 31, 2004 and 2005. The Company agreed with the IRS’ conclusions which primarily related to the research and experimental tax credits, the results of which are reflected in the income tax expense amounting to $988.0 thousand for the year ended December 31, 2008, for Communications.  All research and experimental tax credits are fully reserved for based on the assessment performed by IRS.

The Company is currently under examination by the California Franchise Tax Board for the years ended December 31, 2004 and 2005. The Company is also under examination by numerous state taxing jurisdictions. Because the Company uses historic net operating loss carryforwards and other tax attributes to offset its taxable income in current and future years, such attributes can be adjusted by the IRS and other taxing authorities until the statute closes on the year in which such attribute was utilized.  The balance of the gross unrecognized tax benefits is not expected to materially change in the next 12 months for Communications.

Note 8.    Commitments and Contingencies

Leases

Communications leases a portion of its facilities under VeriSign’s operating leases that extend through 2014 and subleases a portion of its office space to third parties. The future minimum lease payments under non-cancelable operating leases and the future minimum contractual sublease income as of December 31, 2008, are as follows:

	Operating	Sublease	Net Lease
	Lease Payments	Income	Payments
	(In thousands)
2009	$1,458	$(11)	$1,447
2010	1,393	(11)	1,382
2011	579	(3)	576
2012	510	—	510
2013	483	—	483
Thereafter	18	—	18
Total	$4,441	$(25)	$4,416

Future operating lease payments include payments related to leases on excess facilities included in Communications’ restructuring plans.

Net rental expense under operating leases was $1.3 million in 2008, $2.0 million in 2007, and $2.8 million in 2006.

Service agreements

Communications’ significant purchase obligations primarily consist of firm commitments for collocation services with telecommunication carriers and other service vendors. The future minimum payments under non-cancelable service agreements as of December 31, 2008, are as follows:

(In thousands)
2009	$708
2010	457
2011	127
2012	43
Total	$1,335

Legal Proceedings

In the normal course of business, VeriSign periodically receives notification of threats of legal action in relation to claims of patent infringement by the Business.  Although no assurances can be given as to the results of such claims, management does not believe that any such results will have a material adverse impact on the Business’s financial condition, results of operations or cash flows.

Note 9.    Subsequent Events

On March 2, 2009, VeriSign entered into a binding agreement to sell Communications to Transaction Network Services, Inc. for $230.0 million subject to certain adjustments to reflect normal fluctuations in working capital. The transaction was completed on May 1, 2009, for total cash proceeds of $226.2 million after certain adjustments for working capital.